Exhibit 10.1

RESIGNATION AND CONSULTING AGREEMENT

BY AND BETWEEN

BEVERLY NATIONAL CORPORATION AND PETER E. SIMONSEN

THIS AGREEMENT is made and concluded this 29th day of April, 2005, by and between Beverly National Corporation, organized and existing under the laws of the Commonwealth of Massachusetts with its main office located in the City of Beverly, Commonwealth of Massachusetts, and Peter E. Simonsen, an individual currently residing in the City of Beverly in the Commonwealth of Massachusetts.

WITNESSETH:

WHEREAS, Mr. Simonsen is currently serving as an Officer of Beverly National Corporation and its subsidiaries including, but not limited to, Beverly National Bank (collectively referred to as the “Corporation”);

WHEREAS, Mr. Simonsen has notified the Board of his intention to resign from the Corporation;

WHEREAS, in light of Mr. Simonsen’s years of valuable service to the Corporation, the Corporation, acting through its Board of Directors, is willing to enter into this Resignation and Consulting Agreement (the “Agreement”) on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises, the mutual understandings and undertakings and especially for other good and valuable consideration received to each party’s full satisfaction, the parties do hereby agree as follows:

1.	Effective April 29, 2005, Mr. Simonsen resigns from any and all titles and positions that he may hold with the Corporation and any subsidiaries and/or affiliates of the Corporation. The Corporation will pay Mr. Simonsen all accrued and unpaid compensation through the end of the pay period ending May 6, 2005.

2.	Upon execution of this Agreement, Mr. Simonsen will sign a General Release substantially in the form attached hereto as Exhibit A.

3.	Mr. Simonsen agrees that through April 30, 2006, he will make himself reasonably available at times mutually agreeable to Mr. Simonsen and the Corporation to provide consulting services to the Corporation as may be reasonably requested by the Corporation in order to facilitate the smooth transition of management for the Corporation and assist the Corporation in the resolution of certain priority matters. Mr. Simonsen shall generally not be required to devote more than twenty (20) hours per month to his duties hereunder and shall be free to conduct a job search or pursue other employment opportunities during such period but shall not directly or indirectly solicit any customers or employees of the Corporation. The Corporation will pay Mr. Simonsen through the term of this Agreement. Payments shall be made as provided for in Exhibit B.

4.	As provided in paragraphs 1 and 2 of Exhibit B, the Corporation shall pay to Mr. Simonsen all amounts that would have been due to Mr. Simonsen under Section 8(d) of the Employment Agreement dated February 23, 2000 and Change in Control Agreement dated February 23, 2000, which are replaced and superceded by this Agreement and the additional amounts provided for in paragraph 3 of Exhibit B attached hereto.

5.	Mr. Simonsen shall return all documents, records, materials, software, equipment, and other physical property, and all copies of any of the foregoing, whether or not pertaining to Confidential Information, that have come into his possession or have been produced by him in connection with his employment.

6.	Mr. Simonsen shall not, reveal or disclose to any person outside the Corporation or use to his own benefit, without the Corporation’s specific written authorization in each instance, whether by private communication or by public address, publication or otherwise, any confidential information not already lawfully available to the public of the Corporation or any of its customers, or any marketing technique or cost method of the Corporation, or any customer, mailing or supplier list, whether or not maintained by the Corporation, and whether or not made, developed and/or conceived by Mr. Simonsen or by others in the employ of the Corporation. All originals and copies of any of the foregoing, relating to the business of the Corporation, however and whenever produced, shall be the sole property of the Corporation, not to be removed from the premises or custody of the Corporation without in each instance first obtaining written consent or authorization of the Corporation. Upon the termination of Mr. Simonsen’s engagement hereunder and upon the written request of any officer of the Corporation for any reason, Mr. Simonsen shall promptly surrender to the Corporation all copies of any of the foregoing, together with any other documents, materials, data, information and equipment belonging to or relating to the Corporation’s business (but not relating to Mr. Simonsen) and in his possession, custody or control, and Mr. Simonsen shall not thereafter retain or deliver to any other person, copies of any of the foregoing or any summary or memorandum thereof. Nothing contained in the section 6 shall be deemed to prevent Mr. Simonsen (a) from disclosing generally matters relating to his resignation from the Corporation and the circumstances surrounding such resignation, or (b) subject to his obligations not to disclose confidential information of the Corporation, from competing with the business of the Corporation.

7.	Mr. Simonsen shall not be subject to the direct supervision or control of any employee of the Corporation, but rather shall be given direction in accordance with the terms of this Agreement with the direction to carry out such direction as an independent contractor. No employment or agency is intended hereby. Mr. Simonsen shall not be authorized to represent the Corporation except as expressly set forth herein and shall have no authority whatsoever to legally bind the Corporation to any contract or agreement of any kind or nature.

8.	All notices required or permitted to be given under this Agreement shall be in writing and sent by certified mail, return receipt requested, as follows:

If to the Corporation:	Beverly National Corporation
240 Cabot Street
Beverly, MA 01915

If to Mr. Simonsen:	Mr. Peter E. Simonsen
24 Dartmouth Street
Beverly, MA 01915

Either party may change the address to which a notice shall be sent by giving the other party notice of such change in accordance with this Section. All notices shall be deemed given when deposited in the mail in accordance with this Section.

9.	In the event that the Corporation shall be merged with, consolidated into, or acquired by any other corporation or entity, or in the event that it shall sell and transfer substantially all of its assets to another corporation or entity, the terms of this Agreement will inure to the benefit of, and be assumed by, the corporation or other entity resulting from such merger or consolidation, or to which the Corporation’s assets shall be sold and transferred. This Agreement shall not be assignable by Mr. Simonsen.

10.	This Agreement replaces and supercedes the Employment Agreement of February 23, 2000 and Change in Control Agreement dated February 23, 2000 and contains the entire agreement between the Corporation and Mr. Simonsen with respect to the subject matter hereof and there have been no oral or other agreements of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof.

11.	Mr. Simonsen recognizes and agrees that the Corporation’s remedy at law for any breach of the provisions of this Agreement would be inadequate, and he agrees that for breach of such provisions, the Corporation shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by law. Nothing in this Agreement shall improve any rights or remedies of the Corporation, its successors or assists to initiate any action against Mr. Simonsen.

12.	Any waiver of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provisions hereof; provided, however, that no such written waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provisions being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waivers claimed in all other instances or for all other purposes to require full compliance with such provision. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably request in order to effectuate the terms and purposes of this Agreement.

13.	This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected except by an instrument in writing executed by or on behalf of the party against whom enforcement of any waiver, change, modification, consent or discharge is sought.

14.	If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall have the effect of rendering the provision or provisions in question, invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

15.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

16.	Whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders.

17.	This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the Commonwealth of Massachusetts.

18.	Any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in such court or courts located in Massachusetts as is provided by law; and the parties consent to the jurisdiction of said court or courts located in Massachusetts and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

19.	The Corporation and its officers will not issue disparaging statements concerning Mr. Simonsen and Mr. Simonsen will not issue disparage statements concerning the Corporation. The Corporation will provide a copy of the reference letter attached as Exhibit C upon request.

Agreed	this 29th day of April, 2005.

WITNESSES	BEVERLY NATIONAL CORPORATION

By:
Donat A. Fournier
	Its:	President and Chief Executive Officer

WITNESSES

Peter E. Simonsen

COMMONWEALTH OF MASSACHUSETTS	)
) ss. at
COUNTY OF ESSEX	)

On this          day of April, 2005, before me personally appeared Peter E. Simonsen, to me known to be the person described in and who executed the foregoing instrument, and acknowledged that he executed the same as his free act and deed.

In Witness Whereof I hereunto set my hand.

Notary Public
My Commission Expires:

COMMONWEALTH OF MASSACHUSETTS	)
) ss. at
COUNTY OF ESSEX	)

On this          day of April, 2005, before me appeared Donat A. Fournier to me personally known, who, being by me duly sworn, did say that he is the President of Beverly National Corporation and that the seal affixed to the foregoing instrument is the corporate seal of Beverly National Corporation and that said instrument was signed and sealed on behalf of Beverly National Corporation by authority of its Board of Directors and said Donat A. Fournier acknowledged said instrument to be the free act and deed of Beverly National Corporation.

In Witness Whereof I hereunto set my hand.

Notary Public
My Commission Expires:

EXHIBIT A

GENERAL RELEASE

In consideration of the benefits provided to me pursuant to the Resignation and Consulting Agreement of even date (the “Consulting Agreement”) between Beverly National Corporation and all of its subsidiary and affiliates (the “Corporation”) and me, I, Peter E. Simonsen (“Releasor”), make the following agreements and acknowledgments:

1.	Except as provided in the accompanying the Consulting Agreement and this General Release, no promise or inducement has been offered to me in consideration for my acceptance of the benefits to be provided to me pursuant thereto. I acknowledge that I have not relied on any representation or statement, written or oral, not set forth in this General Release or the Consulting Agreement.

2.	I acknowledge that I have made the decision to accept the Consulting Agreement and General Release freely, voluntarily, knowingly and with the benefit of legal counsel. I recognize that in agreeing to accept the separation benefits, I am waiving any claims I may have against the Corporation, including, but not limited to, any rights which I may have pursuant to my Employment Agreement or Change in Control Agreement dated February 23, 2000 with the Corporation.

3.	General Release and Waiver. In consideration for the special benefits provided under the Agreement, I release and discharge the Corporation and its successors, subsidiaries, employees, officers, agents and directors, and the trustees and administrators of any plan or benefit listed in the Consulting Agreement (collectively referred to as the “Releasee”) from any and all charges, causes of action, suits, debts, liabilities and any and all other claims of every kind (including without limitation, any and all rights, claims and entitlement which I have or may have under any employment agreement or benefit plan or contract made by and between the Releasee and the undersigned other than the Consulting Agreement and including, without limitation, any claims, demands and causes of action for compensatory damages for financial harm suffered by the Releasor, punitive damages, demands and causes of action under federal or state law, regulation or decision, or any actions or claims arising under any and all laws of the Commonwealth of Massachusetts, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e, et seq.; or based upon physical or mental disability, The Americans With Disabilities Act, 42 U.S.C. §12101, et seq.; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621, et seq., and regulations issued thereunder; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §201, et seq.; State and Federal Insurance Continuation Laws; including any claims, demands, or causes of action to recover attorney fees, or costs permitted under any statute, regulation or State or Federal law), known or unknown, arising or which may have existed prior to the date I sign this document.

NOTICE: THIS AGREEMENT INVOLVES THE RELEASE OF LEGAL RIGHTS YOU MAY HAVE AGAINST THE CORPORATION. IT IS A BINDING LEGAL DOCUMENT. YOU ARE ENCOURAGED TO DISCUSS THIS DOCUMENT WITH YOUR

ATTORNEY PRIOR TO SIGNING BELOW. IN ANY EVENT, YOU SHOULD THOROUGHLY REVIEW AND UNDERSTAND THE EFFECT OF THIS AGREEMENT BEFORE ACTING ON IT. THEREFORE, PLEASE TAKE THIS AGREEMENT HOME AND CONSIDER IT BEFORE YOU DECIDE TO SIGN IT. IF YOU HAVE ANY QUESTIONS, PLEASE HAVE THEM ANSWERED BEFORE SIGNING BELOW.

Date	Peter E. Simonsen

Witness	Date

Witness	Date

BEVERLY NATIONAL CORPORATION

By:
Date		Donat A. Fournier
	Its:	President and Chief Executive Officer

Witness	Date

Witness	Date

EXHIBIT B

SCHEDULE OF PAYMENTS

1. Within five (5) business days of execution of this Agreement and the effectiveness of the General Release attached as Exhibit A, Mr. Simonsen shall be paid a lump sum amount equal to twelve months’ base annual salary as in effect as of the date of such termination, payable within five (5) business days, ($127,300.16) plus the value of accrued vacation ($3,060.10);

2. During the period through April 30, 2006, Mr. Simonsen shall be entitled to all group insurance (including life (death benefit at two (2) times annual salary), health, accident and disability insurance) and all other employee benefit plans, programs or arrangements (other than the Bank’s retirement plan, the Bank’s profit-sharing plan, the Bank’s 401(K) plan, and the Beverly National Corporation Employee Stock Ownership Plan), in which Mr. Simonsen participated at any time during the twelve months preceding such termination, at the Bank’s sole expense; and

3. Payment of an aggregate of $32,820.90 to be paid in arrears in twelve (12) monthly installments of $2,735.08 each.